Exhibit 99.1


                    RCG ANNOUNCES $31 MILLION FINANCING AND
                        CLOSING OF ONETRAVEL ACQUISITION

FRIDAY APRIL 15, 2005 8:30 AM ET

         - ACQUISITION OF ONETRAVEL WILL COMPLETE RCG'S STRATEGIC REPOSITIONING INTO ONLINE TRAVEL - CHARLOTTE, NC -- APRIL 15, 2005 -- RCG Companies
Incorporated (AMEX: RCG), a diversified travel and leisure company, announced today it has entered into definitive subscription agreements for approximately $31 million from institutional investors for a private placement of RCG convertible preferred stock and associated warrants. The placement is expected to close by the close of business on April 15, 2005.

Proceeds of the placement net of expenses will be used to complete the previously announced acquisition of 100% of the outstanding stock of OneTravel, Inc. (www.onetravel.com), redeem the outstanding convertible debentures issued in February, 2005, repay an interim debt financing consummated in January, 2005, and for general working capital purposes.

The Company also announced that it is closing the acquisition of OneTravel and expects to complete this acquisition by the close of business on April 15, 2005. Although the purchase agreement for OneTravel provided for a closing on April 14, 2005, the parties mutually agreed to extend closing to accommodate the logistics involved with closing the Company's financing transaction. OneTravel is a privately held provider of online and offline discount travel products and services offering its customers the ability to search for and book a full range of travel products. OneTravel also has proprietary dynamic packaging search engine technology, a significant attribute for an online travel site, which is geared toward allowing its customers to achieve cost savings when customizing vacation packages in real time by selecting and combining air, hotel and rental car options. OneTravel owns and operates numerous online direct-to-consumer travel businesses through a variety of Web sites including OneTravel.com, 11thHour.com, CheapSeats.com and DiscountHotels.com. OneTravel also provides technology solutions and support services that enable other businesses to operate in the online travel arena and has developed turnkey solutions for organizations such as The Travel Channel, Sam's Club and SideStep.

The convertible preferred stock does not bear a stated annual dividend, and subject to approval by the Company's stockholders and The American Stock Exchange, will automatically convert into shares of the Company's common stock at a conversion price of $.55 per common share. If the preferred stock does not convert, there is a mandatory redemption one year from issuance. Investors will also receive five-year warrants to purchase two shares of the Company's common stock at $.55 per share for every five shares of common stock, which would be received upon conversion of the convertible preferred stock. The exercise of the warrants is also subject to approval of the Company's stockholders. If fully exercised, the warrants would yield approximately $12,000,000 of additional proceeds to the Company. Further details of the financing will be set forth in a Report on Form 8-K that will be filed with the SEC by the Company. The shares of common stock underlying the convertible preferred stock and issuable upon exercise of the warrants may not be re-offered or resold in the United States unless the re-offer or resale is registered or unless exemptions from the registration requirements of the Securities Act and applicable state laws are available. The Company has agreed to file a registration statement with the Securities and Exchange Commission covering the resale by the investors of the shares underlying the convertible preferred stock and the common stock issuable upon exercise of the warrants.

William Goldstein, Chairman of RCG noted: "Upon formal closing, which is expected later today, this series of transactions completes RCG's transformation into a full service online and offline travel company. OneTravel's performance since February, when we signed the purchase agreement, has exceeded our expectations so we could not be more pleased with this acquisition becoming a reality. OneTravel's performance is also a testament to the quality of the management personnel RCG will be acquiring with OneTravel and we will shortly announce the key roles these individuals will play in RCG going forward. With respect to the financing, we are very pleased that we were able to attract $31 million of investment capital interest in our company. The fact that we were able to get the support of high quality institutional funds desiring to acquire common stock in our company should bode well for all stockholders in the long run. We feel our travel strategy is sound and are very confident of our ability to execute the integration plan. We now feel we can be very competitive with the largest players in our space including Expedia and Orbitz."

ABOUT RCG COMPANIES INCORPORATED

RCG Companies Incorporated (www.rcgcompanies.com) derives a majority of its revenues from its travel business subsidiaries, FS SunTours, Inc., which sells leisure and vacation travel packages under the SunTrips(R) brand (www.suntrips.com), and Farequest Holdings, Inc., which is a leading online and offline provider of a full range of travel services operating under the name 1-800-CHEAPSEATS (www.1800cheapseats.com). RCG's other wholly owned subsidiary, Logisoft Corp. (www.logisoft.com), operates in the software and information technology services sector.

Statements in this news release about anticipated or expected future revenue or shareholder value growth or expressions of future goals or objectives, including statements regarding whether current plans to grow and strengthen the Company's business will be implemented or accomplished, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements in this release are based upon information available to the Company on the date of this release. Any forward-looking statements involve risks and uncertainties, including the risk that the Company will be unable to grow or strengthen its business due to a lack of capital or a change in market demand for its products and services or to fully or effectively integrate all business units or the inability to realize anticipated cost savings or revenue and stockholder value growth opportunities associated with the recent acquisition of Farequest and the acquisition of One Travel. There is also a risk that the Company's shareholders will not approve certain matters related to the sale of the preferred stock, which would trigger a redemption, which the Company may not be able to fund. The Company is also subject to those risks and uncertainties described in the Company's filings with the Securities and Exchange Commission, including the Company's historical losses and negative cash flow, its need for additional capital, and that future financing, if available, will dilute the Company's current common stockholders. Additionally, forward-looking statements concerning the performance of the travel and leisure industry are based on current market conditions and risks, which may change as the result of certain regulatory, political, or economic events, a shift in consumer travel preferences, as well as those risks and uncertainties described in the Company's filings with the Securities and Exchange Commission, which could cause actual events or results to differ materially from the events or results described in the forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

INVESTOR CONTACT:
RCG COMPANIES INCORPORATED

BRYAN CRUTCHFIELD, DIRECTOR, INVESTOR RELATIONS    (917) 443-9336
CRUTCH@1800CHEAPSEATS.COM

MARC BERCOON, CFO        (770) 730-2860
MARC@1800CHEAPSEATS.COM

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